EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—Ben Ederington

Westlake Chemical Partners LP Announces Second Quarter 2016 Earnings and the completion of OpCo's 250 million pound ethylene expansion in Lake Charles, Louisiana

•	Increased quarterly cash distribution by 2.87% to $0.3259 per unit
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $9.3 million, or $0.34 per limited partner unit, for the three months ended June 30, 2016, a decrease of $1.1 million compared to second quarter 2015 net income attributable to the Partnership of $10.4 million, or $0.39 per limited partner unit. The decrease in net income attributable to the Partnership as compared to the prior year period was primarily due to lower operating rates at Westlake Chemical OpCo LP's ("OpCo") Petro 1 facility in Lake Charles, Louisiana due to the planned turnaround and expansion project and lower operating rates and increased maintenance expense at OpCo's Calvert City, Kentucky facility mainly attributable to a force majeure event that began in June 2016. For the three months ended June 30, 2016, cash flow from operations was $72.7 million, a decrease of $44.0 million compared to second quarter 2015 cash flow from operations of $116.7 million. The decrease in cash flow from operations is primarily related to lower operating rates at Petro 1 and Calvert City and costs related to the Petro 1 planned turnaround. For the three months ended June 30, 2016, MLP distributable cash flow was $4.3 million, a decrease of $4.9 million compared to second quarter 2015 MLP distributable cash flow of $9.2 million. The decrease in MLP distributable cash flow compared to the second quarter 2015 was primarily due to higher maintenance capital expenditures and lower operating rates at Petro 1, and higher maintenance activity and lower operating rates at Calvert City. Our Calvert City Olefins unit experienced an unexpected shutdown that occurred on June 1, 2016. We restarted the unit in mid July 2016 (after 46 days). The unplanned outage was caused by a mechanical failure, which resulted in a force majeure event under OpCo's Ethylene Sales Agreement with Westlake. Pursuant to the Ethylene Sales Agreement, Westlake’s obligation to pay for the annual minimum commitment (95% of OpCo’s budgeted ethylene production), which will be measured at the end of the year, will generally not be reduced for the first 45 days of a force majeure event, but will be reduced for the portion of a force majeure event extending beyond the 45th day.
The second quarter 2016 net income attributable to the Partnership of $9.3 million, or $0.34 per limited partner unit, decreased by $2.7 million from the first quarter 2016 net income attributable to the Partnership of $12.1 million, or $0.45 per limited partner unit. Cash flow from operations of $72.7 million in the second quarter of 2016 decreased by $39.9 million from the first quarter of 2016 cash flow from operations of $112.6. Second quarter 2016 MLP distributable cash flow of $4.3 million decreased by $5.2 million compared to first quarter 2016 MLP distributable cash flow of $9.5 million. The decrease in both net income and MLP distributable cash flow since the first quarter was due to increased maintenance activity and lower operating rates at Petro 1 and Calvert City.
On July 27, 2016, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, announced a quarterly distribution for the second quarter of 2016 of $0.3259 per limited partner unit to be payable on August 23, 2016 to unit and IDR holders of record as of August 9, 2016. The second quarter 2016 distribution increased 12.0% compared to the second quarter 2015 distribution and 2.87% compared to the first quarter 2016 distribution.
OpCo's sales agreement with Westlake is designed to provide for stable and predictable cash flows. The sales agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

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"We are pleased to announce the recent completion of the turnaround and expansion of OpCo's Petro 1 facility, which we are currently in the process of restarting. Our teams worked diligently through challenging weather to safely complete this project and we commend them for their efforts. This expansion adds 250 million pounds of ethylene capacity and helps in continuing our path of increasing our distributions at a low double-digit growth rate for our unitholders," said Albert Chao, President and Chief Executive Officer.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding growth of distributions and results of expansion projects, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of electricity; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; unanticipated ground, grade or water conditions; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; late delivery of raw materials; difficulty collecting receivables; inability of our customers to take delivery; changes in the price and availability of transportation; fires, explosions or other accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC in March 2016, and the risk factors in our other filings with the SEC.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release includes the term MLP distributable cash flow, which is a non-GAAP financial measure, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation and amortization, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definition of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop facilities for the processing of natural gas liquids as well as other qualifying activities. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' second quarter 2016 results will be held July 28, 2016 at 6:00 PM Eastern Time (5:00 PM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 49762193.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on August 4, 2016. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 49762193.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/ahfxxpd7 and the earnings release can be obtained via the Partnership web page at: http://westlakepartners.investorroom.com/news-events

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$181,635	$204,669	$412,895	$413,582
Net co-product, ethylene and other sales—third parties	29,206	47,036	50,550	96,514
Total net sales	210,841	251,705	463,445	510,096
Cost of sales	122,460	157,177	264,650	319,341
Gross profit	88,381	94,528	198,795	190,755
Selling, general and administrative expenses	5,848	5,995	11,945	11,995
Income from operations	82,533	88,533	186,850	178,760
Other income (expense)
Interest expense—Westlake	(1,203)	(1,364)	(2,434)	(2,740)
Other income, net	159	33	243	38
Income before income taxes	81,489	87,202	184,659	176,058
Provision for (benefit from) income taxes	297	(41)	696	426
Net income	81,192	87,243	183,963	175,632
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	71,848	76,800	162,535	156,689
Net income attributable to Westlake Partners	$9,344	$10,443	$21,428	$18,943

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.34	$0.39	$0.79	$0.70
Subordinated units	$0.34	$0.39	$0.79	$0.70

Distributions declared per unit	$0.3259	$0.2910	$0.6427	$0.5739

MLP distributable cash flow	$4,295	$9,235	$13,810	$18,196

Distribution declared
Limited partner units—public	$4,216	$3,765	$8,315	$7,425
Limited partner units—Westlake	4,602	4,109	9,076	8,104
Incentive distribution rights	46	—	48	—
Total distribution declared	$8,864	$7,874	$17,439	$15,529

EBITDA	$103,478	$108,958	$228,275	$218,993

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2016	December 31, 2015

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$151,257	$169,559
Accounts receivable—Westlake	59,118	39,655
Accounts receivable, net—third parties	9,620	11,927
Inventories	2,493	3,879
Prepaid expenses and other current assets	73	267
Total current assets	222,561	225,287
Property, plant and equipment, net	1,203,249	1,020,469
Receivable from Westlake	28,248	—
Other assets, net	98,176	44,593
Total assets	$1,552,234	$1,290,349

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$170,794	$57,694
Long-term debt payable to Westlake	515,338	384,006
Other liabilities	2,352	1,482
Total liabilities	688,484	443,182
Common unitholders—public	296,704	294,565
Common unitholder—Westlake	4,739	4,502
Subordinated unitholder—Westlake	41,882	39,786
General partner—Westlake	(242,526)	(242,572)
Accumulated other comprehensive (loss) income	(624)	280
Total Westlake Partners partners' capital	100,175	96,561
Noncontrolling interest in OpCo	763,575	750,606
Total equity	863,750	847,167
Total liabilities and equity	$1,552,234	$1,290,349

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2016	2015

	(In thousands of dollars)
Cash flows from operating activities
Net income	$183,963	$175,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,182	40,195
Other balance sheet changes	(39,868)	14,072
Net cash provided by operating activities	185,277	229,899
Cash flows from investing activities
Additions to property, plant and equipment	(168,533)	(95,514)
Proceeds from disposition of assets	98	—
Net cash used for investing activities	(168,435)	(95,514)
Cash flows from financing activities
Proceeds from debt payable to Westlake	131,832	188,695
Repayment of debt payable to Westlake	(500)	(135,341)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(149,566)	(169,101)
Quarterly distributions to unitholders	(16,910)	(15,097)
Net cash used for financing activities	(35,144)	(130,844)
Net (decrease) increase in cash and cash equivalents	(18,302)	3,541
Cash and cash equivalents at beginning of the period	169,559	133,750
Cash and cash equivalents at end of the period	$151,257	$137,291

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2016	2015	2016	2015

	(In thousands of dollars)
MLP distributable cash flow	$9,515	$4,295	$9,235	$13,810	$18,196
Add:
Distributable cash flow attributable to noncontrolling interest in OpCo	73,916	39,171	68,908	113,087	152,732
Incentive distribution rights	2	46	—	48	—
Maintenance capital expenditures	33,610	48,252	22,515	81,862	30,801
Contribution to turnaround reserves	6,124	10,214	6,977	16,338	14,098
Less:
Depreciation and amortization	(20,396)	(20,786)	(20,392)	(41,182)	(40,195)
Net income	102,771	81,192	87,243	183,963	175,632
Changes in operating assets and liabilities and other	9,625	(8,631)	29,709	994	54,501
Deferred income taxes	179	141	(288)	320	(234)
Net cash provided by operating activities	$112,575	$72,702	$116,664	$185,277	$229,899

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2016	2015	2016	2015

	(In thousands of dollars)
EBITDA	$124,797	$103,478	$108,958	$228,275	$218,993
Less:
(Provision for) benefit from income taxes	(399)	(297)	41	(696)	(426)
Interest expense	(1,231)	(1,203)	(1,364)	(2,434)	(2,740)
Depreciation and amortization	(20,396)	(20,786)	(20,392)	(41,182)	(40,195)
Net income	102,771	81,192	87,243	183,963	175,632
Changes in operating assets and liabilities and other	9,625	(8,631)	29,709	994	54,501
Deferred income taxes	179	141	(288)	320	(234)
Net cash provided by operating activities	$112,575	$72,702	$116,664	$185,277	$229,899